Exhibit 99.1

Mesa Labs Announces the Promotion of John J. Sullivan to the Position of
President and Chief Operating Officer

          LAKEWOOD, Colo., May 11 /PRNewswire-FirstCall/ -- Mesa Laboratories, Inc. (Nasdaq: MLAB) a Lakewood, Colorado based manufacturer of electronic measurement instruments and sterilization quality control consumables, today announced that John J. Sullivan, Ph.D. has been promoted to the new position of President and Chief Operating Officer.  Luke Schmieder, Mesa’s current President and CEO, will retain his position of CEO and will assume the newly created position of Chairman of the Board of Directors.

          Dr. Sullivan will assume day to day responsibility for Mesa’s operations, including the newly acquired Raven operation in Omaha, Nebraska.

          Dr. Sullivan joined Mesa in 2004 as Vice President of Sales and Marketing after 16 years with Varian Inc., a major analytical instrument manufacturer, where he served in various capacities in Research and Development, Sales and Marketing Management and in Business Development.  Prior to Varian, Dr. Sullivan was with the Food and Drug Administration, where he was involved in the development of laboratory procedures.  Dr. Sullivan holds a Bachelor’s degree in Biology and a Ph.D. in Food Chemistry.

          “John’s leadership during the last 18 months has been instrumental in re-invigorating Mesa’s Sales and Marketing efforts, resulting in both sales and profit growth for the company,” commented Luke Schmieder.  “John also played a key role in the recent acquisition of Raven Biological Laboratories, which was completed May 4, 2006.  I am looking forward to working with John in the months ahead to further develop Mesa’s organization and product portfolio,” added Mr. Schmieder.

          Mesa Laboratories develops, acquires, manufactures and markets electronic instruments and disposable products for industrial, pharmaceutical and medical applications.

          This news release contains forward-looking statements, which involve risks and uncertainties.  The Company’s actual results could differ materially from those in any such forward-looking statements.  Additional information concerning important factors that could cause results to differ materially from those in any such forward-looking statement is contained in the Company’s Annual Report on Form-10KSB for the year ended March 31, 2005 as filed with the Securities and Exchange Commission, and from time to time in the Company’s other reports on file with the Commission.

SOURCE  Mesa Laboratories, Inc.
          -0-                                                  05/11/2006
          /CONTACT:  Luke R. Schmieder, President-CEO, or Steven W. Peterson, VP Finance-CFO, both of Mesa Laboratories, Inc., +1-303-987-8000/